Exhibit 99.1

Methode Electronics, Inc. Adds Former Brunswick Chairman and CEO Mark Schwabero and Healthcare Executive Bruce Crowther to its Board of Directors

Chicago, IL – June 14, 2019 – Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced today the election of Mark Schwabero and Bruce Crowther as directors of the Company.

Chairman Walter J. Aspatore said, “We are pleased to welcome Mark and Bruce to our board of directors and look forward to leveraging their extensive experience as CEOs and directors. Mark is an experienced industrial executive who understands complex global operations, bringing valuable insight to help Methode drive value creation. Bruce brings a wealth of expertise in healthcare administration and will be a tremendous asset supporting Dabir’s growth strategy. Both Mark and Bruce are well versed in public company governance, providing additional leadership and guidance to Methode. Their depth and breadth of business experience, gained in key roles, will add significant perspective in supporting Methode’s growth strategy and increasing shareholder value.”

Mr. Schwabero retired after 14 years at Brunswick Corporation, a market leader in the marine and fitness industries, most recently serving as Chairman and Chief Executive Officer. Prior, Mr. Schwabero worked as President and CEO of Hendrickson International, a leading manufacturer of heavy truck and trailer suspension systems and components, as well as President, Automotive Products Business and Regional President of Pilkington Libbey-Owens-Ford.

Mr. Crowther most recently served as President and Chief Executive Officer at Northwest Community Healthcare for 23 years, an award-winning hospital offering a complete system of care in state-of-the-art facilities. He previously served as Vice President for Administration at Elmhurst Memorial Healthcare. Prior, Mr. Crowther worked as Director, Professional Services at the University of Illinois Hospital and Health Sciences and also as Director, Renal Services at Northwestern Memorial hospital.

About Methode
Methode (NYSE:MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our components are in the primary end markets of the automobile, commercial vehicle, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's website www.methode.com.

Exhibit 99.1

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak
Vice President, Corporate Communications
kwalczak@methode.com